Exhibit 99.1

PRESS RELEASE

EDUCATIONAL DEVELOPMENT CORPORATION ANNOUNCES

EXTENSION OF CREDIT AGREEMENT WITH BOKF.

Tulsa, OK, April 17, 2025 Educational Development Corporation (the “Company”) announced it has executed the Eighth Amendment (“Amendment”) to the Existing Credit Agreement (“Amendment”) with BOKF, NA (the “Lender”). The Amendment, effective April 4, 2025, extends the maturity date on the Revolving Loan to July 11, 2025 and includes required step downs on the Revolving Loan to $4.5 million by May 31, 2025. The Amendment also extends the maturity dates of the two term loans to September 19, 2025.

“We are grateful for our banks dedication to working with us, and the patience they have demonstrated, as our interests remain directly aligned. Throughout the process of marketing the Hilti Complex for sale we have continued to pay down our bank debt by over $3.0 million and reduced our payables by $2.0 million, further strengthening our balance sheet. We recently announced the engagement of Keen-Summit as our new real estate broker to market the Hilti Complex. Keen-Summit has completed their marketing materials and recently re-listed the property for sale. This amendment with our bank extends our revolving line of credit and term loan maturities which will allow the additional time needed for Keen-Summit to effectively complete the sale of the Hilti Complex.”

Mr. White continued, “The funds received from the sale of the Hilti Complex are expected to completely pay off the borrowings under the Revolver and Term Loans outstanding with our Lender and we expect to operate with limited borrowings following the sale of the complex. Selling the Hilti Complex and eliminating our debt and interest payments are expected to have a favorable impact on our profitability and cashflow.”

About Educational Development Corporation (EDC)

EDC began as a publishing company specializing in books for children. EDC is the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); Learning Wrap-Ups, maker of educational manipulatives; and SmartLab Toys, maker of STEAM-based toys and games. EDC is also the exclusive United States MLM distributor of Usborne Publishing Limited (“Usborne”) children’s books. EDC-owned products are sold via 4,000 retail outlets and EDC and Usborne products are offered by independent brand partners who hold book showings through social media, book fairs with schools and public libraries, in individual homes, as well as other in-person events and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522

Investor Relations:

Three Part Advisors, LLC

Steven Hooser, (214) 872-2710